Exhibit 99.1

PITNEY BOWES COMPLETES THE SALE OF CAPITAL SERVICES BUSINESS

STAMFORD, Conn., July 17 /PRNewswire-FirstCall/ -- Pitney Bowes Inc. (NYSE: PBI) announced today that it has completed the sale of its Capital Services external financing business to an affiliate of Cerberus Capital Management, L.P. The new business will operate under the name EntreCap Financial Corporation and will be based in Shelton, Connecticut.


"The sale of the Capital Services business is an important milestone for Pitney Bowes customers and shareholders," said Michael J. Critelli, Chairman and CEO of Pitney Bowes. "It enhances our focus on helping businesses and postal services around the world to leverage the mailstream to add value for their customers. The completion of this transaction also gives shareholders a clearer view of the underlying strength and growth of our business."


Net of transaction expenses the company will receive approximately $750 million from the disposition of the business. In addition, the purchaser will assume about $470 million of the company's non-recourse debt and other liabilities in connection with this transaction.


The proceeds from the sale will be used to pay taxes associated with the Capital Services business. These are deferred tax obligations that have accumulated over the lives of the assets in the portfolio, which become immediately payable upon the sale of the business to a third party.


Pitney Bowes engineers the flow of communication. The company is a $5.5 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit http://www.pitneybowes.com/.